Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2019, 2018 and 2017

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2019, 2018 and 2017

Report of Independent Auditors

To the Board of Directors of Assured Guaranty Corp.
We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2019.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 30, 2020

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except par value and share amounts)

	As of December 31, 2019	As of December 31, 2018
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,388 and $2,743)	$2,566	$2,907
Short-term investments, at fair value	88	126
Equity method investments	391	234
Other invested assets, at fair value	1	2
Total investment portfolio	3,046	3,269
Loan receivable from parent	88	—
Cash	48	31
Premiums receivable, net of commissions payable	255	199
Ceded unearned premium reserve	219	221
Reinsurance recoverable on unpaid losses	125	171
Salvage and subrogation recoverable	306	214
Financial guaranty variable interest entities’ assets, at fair value	49	101
Other assets (includes $63 and $64 measured at fair value)	211	252
Total assets	$4,347	$4,458
Liabilities and shareholder’s equity
Unearned premium reserve	$903	$982
Loss and loss adjustment expense reserve	414	386
Reinsurance balances payable, net	128	86
Note payable to affiliate	300	300
Credit derivative liabilities, at fair value	190	182
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	47	108
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	1	1
Other liabilities	87	84
Total liabilities	2,070	2,129
Commitments and contingencies (see Note 16)
Preferred stock ($1,000 par value, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock (2019: 493,339 shares authorized, 14,173 shares issued and outstanding, with par value of $1,058.38; 2018: 495,559 shares authorized, 16,393 shares issued and outstanding, with par value of $915.05)	15	15
Additional paid-in capital	742	842
Retained earnings	1,364	1,333
Accumulated other comprehensive income, net of tax of $27 and $24	156	139
Total shareholder’s equity	2,277	2,329
Total liabilities and shareholder’s equity	$4,347	$4,458

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2019	2018	2017
Revenues
Net earned premiums	$125	$152	$231
Net investment income	135	128	136
Net realized investment gains (losses)	8	(5)	39
Net change in fair value of credit derivatives	(7)	95	71
Bargain purchase gain and settlement of pre-existing relationships, net	—	—	58
Other income (loss)	12	13	21
Total revenues	273	383	556
Expenses
Loss and loss adjustment expenses	44	38	54
Interest expense on note payable to affiliate	11	11	11
Employee compensation and benefit expenses	37	36	38
Other expenses	27	24	34
Total expenses	119	109	137
Income (loss) before income taxes and equity in net earnings of investees	154	274	419
Equity in net earnings of investees	1	(2)	(1)
Income (loss) before income taxes	155	272	418
Provision (benefit) for income taxes
Current	(9)	99	(198)
Deferred	28	(11)	328
Total provision (benefit) for income taxes	19	88	130
Equity in after-tax net earnings of affiliates	18	24	32
Net income (loss)	$154	$208	$320

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (Loss)

(in millions)

	Year Ended December 31,
	2019	2018	2017
Net income (loss)	$154	$208	$320
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $18, $(15) and $8	72	(60)	15
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(15), $(1), and $23	(56)	(5)	43
Change in net unrealized gains (losses) on investments	16	(65)	58
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	1	1	—
Change in cumulative translation adjustment, net of tax provision (benefit) of $-, $- and $3	—	—	20
Other comprehensive income (loss)	17	(64)	78
Comprehensive income (loss)	$171	$144	$398

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2019, 2018 and 2017

(in millions)

	Assured Guaranty Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2016	20,834	$15	$1,041	$1,283	$65	$2,404
Net income	—	—	—	320	—	320
Net impact of sale of the European Subsidiaries to affiliate (see Note 1)	—	—	—	(203)	37	(166)
Dividends - cash	—	—	—	(107)	—	(107)
Dividends - transfer of benefit/health/retirement plans to AG US Services (see Note 15)	—	—	—	(12)	—	(12)
Effect of 2017 Tax Act	—	—	—	(28)	28	—
Other comprehensive income	—	—	—	—	78	78
Other	—	—	1	—	—	1
Balance at December 31, 2017	20,834	15	1,042	1,253	208	2,518
Net income	—	—	—	208	—	208
Dividends	—	—	—	(133)	—	(133)
Common stock repurchases (see Note 14)	(4,441)	—	(200)	—	—	(200)
Other comprehensive loss	—	—	—	—	(64)	(64)
Effect of adoption of ASU 2016-01 (see Note 18)	—	—	—	5	(5)	—
Balance at December 31, 2018	16,393	15	842	1,333	139	2,329
Net income	—	—	—	154	—	154
Dividends	—	—	—	(123)	—	(123)
Common stock repurchases (see Note 14)	(2,220)	—	(100)	—	—	(100)
Other comprehensive income	—	—	—	—	17	17
Balance at December 31, 2019	14,173	$15	$742	$1,364	$156	$2,277

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2019	2018	2017
Operating Activities:
Net Income	$154	$208	$320
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	(39)	(37)	(40)
Provision (benefit) for deferred income taxes	28	(11)	328
Net realized investment losses (gains)	(8)	5	(39)
Bargain purchase gain and settlement of pre-existing relationships, net	—	—	(58)
Equity in net earnings of investees	(19)	(24)	(32)
Change in premiums receivable, net of premiums payable and commissions	(29)	(21)	14
Change in ceded unearned premium reserve	2	2	88
Change in unearned premium reserve	(79)	91	(328)
Change in loss and loss adjustment expense reserve, net	(6)	42	(60)
Change in current income tax	(5)	169	(198)
Change in credit derivative assets and liabilities, net	(1)	(30)	(62)
Dividends received from investee (see Note 12)	31	11	42
Other	14	21	(7)
Net cash flows provided by (used in) operating activities	43	426	(32)
Investing activities
Fixed-maturity securities:
Purchases	(285)	(596)	(1,002)
Sales	404	393	561
Maturities and paydowns	286	164	192
Short-term investments with original maturities of over three months:
Purchases	(11)	(6)	(121)
Sales	—	—	42
Maturities and paydowns	12	2	44
Net sales (purchases) of short-term investments with original maturities of less than three months	38	(65)	16
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	67	24	28
Acquisitions, net of cash acquired (see Note 2)	—	—	95
Proceeds from return of capital (see Note 12)	10	—	70
Sale of the European Subsidiaries to affiliates, net of cash sold (see Note 1)	—	—	127
Proceeds from maturity of other invested asset	—	—	85
Investment in AG Asset Strategies LLC	(175)	—	—
Loan made to parent	(88)	—	—
Other	4	—	4
Net cash flows provided by (used in) investing activities	$262	$(84)	$141

(continued)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows - (Continued)
(in millions)

	Year Ended December 31,
	2019	2018	2017
Financing activities
Dividends paid	$(123)	$(133)	$(107)
Net paydowns of financial guaranty variable interest entities’ liabilities	(65)	(24)	(30)
Repurchases of common stock	(100)	(200)	—
Net cash flows provided by (used in) financing activities	(288)	(357)	(137)
Effect of foreign exchange rate changes	—	—	4
Increase (decrease) in cash and restricted cash	17	(15)	(24)
Cash and restricted cash at beginning of period	31	46	70
Cash and restricted cash at end of period	$48	$31	$46

Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(1)	$(70)	$—
Interest on note payable to affiliate	11	11	11

Supplemental disclosure of non-cash investing activities:
Purchases of fixed-maturity investments	$(6)	$(4)	$—

	As of December 31,
	2019	2018	2017
Reconciliation of cash and restricted cash to the consolidated balance sheets:
Cash	$48	$31	$46
Restricted cash (included in other assets)	—	—	—
Cash and restricted cash at the end of period	$48	$31	$46

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2019, 2018 and 2017

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) are reflected in the periods presented and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The presentation of equity in net earnings of investees was changed in 2019 to reflect amounts previously reported in net investment income and other income to a separate line item on the consolidated statements of operations. Certain prior year balances have been reclassified to conform to the current year's presentation.

The consolidated financial statements include the accounts of AGC, its subsidiaries, and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

AGC owns:

•
39.3% of Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGC's affiliate, Assured Guaranty Municipal Corp. (AGM), owns the remaining 60.7% of MAC Holdings. MAC Holdings owns 100% of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

•	35% of AG Asset Strategies (AGAS) directly. MAC owns 10% of AGAS, and AGM owns 55% directly.

On June 26, 2017, AGC sold to its affiliate, AGM, all of the shares of AGC's direct, wholly-owned subsidiaries, Assured Guaranty (UK) plc (AGUK, formerly Assured Guaranty (UK) Ltd.), CIFG Europe S.A. (CIFGE) and Assured Guaranty (London) plc (AGLN, formerly MBIA UK Insurance Limited) (collectively the European Subsidiaries).

The total consideration of $411 million paid by AGM to purchase AGC's European Subsidiaries consisted of: (i) $344 million gross principal amount of the Series A-1 Floating Rate Guaranteed Notes due December 21, 2035 issued by Orkney Re II plc (the Orkney Bonds) and (ii) $139 million of cash. The carrying value of the European Subsidiaries, as of June 26, 2017, was approximately $651 million. In addition, AGC's approximately $55 million deferred tax liability at June 26, 2017 on unremitted earnings of its European Subsidiaries was transferred to AGM.

AGUK (Assured Guaranty (Europe) plc (AGE UK), post-combination as described below) guarantees the Orkney Bonds through a financial guarantee; it cedes 90% of the exposure to AGC and retains the remaining 10%. The $344 million principal amount of Orkney Bonds had a fair value (inclusive of the AGUK (AGE UK, post-combination described below) financial guarantee) of $272 million and constituted 90% of the total amount of Orkney Bonds owned by AGM.

In accordance with GAAP guidance on common control transactions, the net loss on the sale of the European Subsidiaries of approximately $166 million was recorded as a direct reduction to shareholder's equity. This net reduction consisted of a $203 million dividend, offset by an accumulated other comprehensive income (AOCI) increase of $37 million (consisting of $17 million of cumulative translation adjustment benefit and $20 million of net unrealized gains). The Orkney Bonds were recorded excluding the value of the financial guarantee of AGUK (AGE UK, post-combination as described below), and were carried in the financial statements of the Company on the same basis as the common parent, Assured Guaranty US Holdings Inc. (AGUS), with approximately $44 million in gains established in AOCI.

AGM combined the operations of its wholly-owned subsidiary, AGE UK and the European Subsidiaries in a transaction that was completed on November 7, 2018. Under the combination, the European Subsidiaries transferred their insurance portfolios to and merged with and into AGE UK (the Combination). See Note 2, Assumption of Insured Portfolio and Business Combinations and Note 7, Reinsurance for additional information.

Impact of Sale of the European Subsidiaries
As of June 26, 2017

(in millions)
Consideration received	$411

Carrying value of European Subsidiaries	651
Deferred tax liabilities transferred	(55)
Net carrying value transferred	596

Impact before other related adjustments	(185)
Elimination of the financial guarantee on Orkney Bonds	20
Other	(1)
Net shareholder's equity impact	$(166)

Acquisition of BlueMountain

On October 1, 2019, AGUS, AGC's parent, completed the acquisition of all of the outstanding equity interests in BlueMountain Capital Management, LLC (BlueMountain) and its associated entities, for a purchase price of $157 million (BlueMountain Acquisition). As of the date of acquisition, BlueMountain managed assets across collateralized loan obligations (CLOs) and long-duration opportunity funds that build on its corporate credit, asset-backed finance and healthcare experience, as well as certain funds now subject to orderly wind-down. In addition, AGUS contributed $60 million of cash to BlueMountain at closing and contributed an additional $30 million of cash in February 2020. To fund the BlueMountain Acquisition and the related capital contributions, AGM, AGC and MAC made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $250 million, of which AGM's, AGC's and MAC's loans were for $145 million, $87.5 million and $17.5 million, respectively.

In connection with the BlueMountain Acquisition, and expansion into the asset management business, Assured Guaranty established the Assured Investment Management platform. Assured Guaranty intends to invest $500 million in Assured Investment Management funds plus additional amounts in other accounts managed in the Assured Investment Management platform. In furtherance thereof, AGM, AGC and MAC, together, formed a new subsidiary, AGAS, which was capitalized with $500 million of cash on October 18, 2019, of which $275 million, $175 million and $50 million was contributed by AGM, AGC and MAC, respectively, in proportion to their ownership of 55%, 35% and 10%. See Note 9, Investments and Cash, for details of AGAS' investments into Assured Investment Management funds.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to transactions in foreign denominations in those subsidiaries where the functional currency is the U.S. dollar are reported in the consolidated statement of operations. Prior to the sale of the European Subsidiaries, two of those subsidiaries had a functional currency other than the U.S. dollar. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting were recorded in other comprehensive income (loss) (OCI).

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 15, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Business Combinations	Note 2
Expected loss to be paid (insurance, credit derivatives and FG VIE contracts)	Note 5
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 6 and 7
Fair value measurement	Note 8
Investments and cash	Note 9 and 12
Credit derivatives	Note 10
Variable interest entities	Note 11
Income taxes	Note 13
Share repurchases	Note 18
Commitments and contingencies	Note 16
Note payable to affiliate and credit facilities	Note 17

Adopted Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). This ASU did not have a material effect on the Company's consolidated financial statements.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortened the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU was adopted on January 1, 2019, with no effect on the Company's consolidated financial statements.

Future Application of Accounting Standards

Credit Losses on Financial Instruments

     In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets (e.g., reinsurance recoverables, premium receivables, and held-to-maturity debt securities) and off-balance sheet exposures (e.g., loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment, which may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration, such as certain of the Company's loss mitigation securities, which requires the recognition of an initial allowance for credit losses. Under the new guidance, the amortized cost will be the purchase price plus the allowance at the acquisition date.

                The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. The changes to the impairment model for available-for-sale securities are to be applied using a modified retrospective approach, and purchased financial assets with credit deterioration are to be applied prospectively. The Company is adopting this ASU, including certain amendments, effective January 1, 2020. ASU 2016-13 will not have a material effect on shareholder's equity at the date of adoption.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not affect the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

Simplification of the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

2.	Assumption of Insured Portfolio and Business Combinations

Consistent with one of its key business strategies of supplementing its book of business through acquisitions of legacy financial guaranty companies or their portfolios, the Company has acquired one financial guaranty company and completed one reinsurance transaction, during the three-year period covered by this report, as described below.

Accounting Policies

The Company's business combinations are accounted for under the acquisition method of accounting which requires that the assets and liabilities of the acquired entities be recorded at fair value. The Company exercised significant judgment to determine the fair value of the assets it acquired and liabilities it assumed in each of the acquisitions. The most significant of these determinations related to the valuation of the acquired financial guaranty insurance contracts.

In assumed reinsurance agreements, the Company allocates premiums it receives to each financial guaranty or credit derivative contract on the effective date of the agreement. Thereafter, the Company follows its accounting policy for either financial guaranty or credit derivatives, as appropriate for each contract.

Contractual premium for financial guaranty insurance contracts charged by acquired legacy financial guarantors were generally less than their fair value, which is based on the premium a market participant of similar credit quality would demand to acquire those contracts at the date of acquisition. Accordingly, a significant amount of the purchase price was allocated to below-investment grade (BIG) transactions. The excess of the fair value of net assets acquired over the consideration transferred was recorded as a bargain purchase gain in the statement of operations. In addition, the Company and the acquired legacy financial guarantor had pre-existing reinsurance relationships, which were effectively settled at fair value on their respective acquisition dates. The gain or loss on settlement of these pre-existing reinsurance relationships represents the net difference between the historical assumed or ceded balances that were recorded by the Company and the fair value of ceded or assumed balances acquired and was also recorded in the statement of operations. While the fair value of the Company's stand-ready obligation on the date of acquisition is recorded in unearned premium reserve, thereafter, loss reserves and loss and loss adjustment expenses (LAE) are recorded in accordance with the Company's accounting policy for insurance contracts.

Reinsurance of Syncora Guarantee Inc.’s Insured Portfolio

On June 1, 2018, AGC closed a reinsurance transaction with Syncora Guarantee Inc. (SGI) (SGI Transaction) under which AGC assumed, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio. The SGI Transaction also included the commutation of a book of business previously ceded to SGI by AGM. As of June 1, 2018, the gross par value of exposures reinsured by AGC totaled approximately $12 billion (including credit derivative gross par of approximately $1.7 billion). The reinsured portfolio consists predominantly of public finance and infrastructure obligations that meet AGC’s underwriting criteria and generated $331 million of assumed written premiums. On June 1, 2018, as consideration, SGI paid $344 million and assigned to AGC financial guaranty future insurance installment premiums of $55 million, and future credit derivative installments of approximately $17 million. The assumed portfolio from SGI included BIG contracts which had, as of June 1, 2018, expected losses to be paid of $131 million (present value basis using risk free rates), which will be expensed over the expected terms of those contracts as unearned premium reserve amortizes. In connection with the SGI Transaction, the Company incurred and expensed $4 million in fees to professional advisors.

The effect of the SGI Transaction on the insurance and credit derivative balances as of June 1, 2018 is summarized below:

Assumed
(in millions)
Cash	$344

Premiums receivable, net of commissions	$55
Unearned premium reserve	(331)
Credit derivative liability, net	(68)
Net assets (liabilities) acquired, excluding cash	$(344)

Additionally, beginning on June 1, 2018, on behalf of SGI, AGC began providing certain administrative services on the assumed portfolio, including surveillance, risk management, and claims processing.

Immediately after the closing of the SGI Transaction, AGC ceded par of $4.1 billion and unearned premium reserve of $67 million of the SGI business to Assured Guaranty Re Ltd. (AG Re).

Business Combinations

MBIA UK Insurance Limited

AGC completed its acquisition of MBIA UK Insurance Limited (MBIA UK) (the MBIA UK Acquisition), the U.K. operating subsidiary of MBIA Insurance Corporation (MBIA) on January 10, 2017 (the MBIA UK Acquisition Date). As consideration for the outstanding shares of MBIA UK plus $23 million in cash, AGC exchanged all its holdings of notes issued in the Zohar II 2005-1 transaction (Zohar II Notes), which were insured by MBIA. AGC’s Zohar II Notes had total outstanding principal of approximately $347 million and fair value of $334 million as of the MBIA UK Acquisition Date. The MBIA UK Acquisition added approximately $12 billion of net par insured on January 10, 2017.

MBIA UK was renamed Assured Guaranty (London) Ltd. and on June 1, 2017, was re-registered as a public limited company (plc). In a multi-step business combination completed on November 7, 2018, it ultimately transferred its insurance portfolio to and merged with and into AGE UK. See Note 1, Business and Basis of Presentation for additional information on the Combination of the Company's European Subsidiaries, including AGLN.

The following table shows the net effect of the MBIA UK Acquisition on January 10, 2017, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of MBIA UK Acquisition
	(in millions)
Purchase price (1)	$334	$—	$334

Identifiable assets acquired:
Investments	459	—	459
Cash	72	—	72
Premiums receivable, net of commissions payable	274	(3)	271
Other assets	16	(6)	10
Total assets	821	(9)	812

Liabilities assumed:
Unearned premium reserves	389	(6)	383
Current tax payable	25	—	25
Other liabilities	4	(4)	—
Total liabilities	418	(10)	408
Net assets of MBIA UK	403	1	404
Cash acquired from MBIA Holdings	23	—	23
Deferred tax liability	(36)	—	(36)
Net asset effect of MBIA UK Acquisition	390	1	391
Bargain purchase gain and settlement of pre-existing relationships resulting from MBIA UK Acquisition, after-tax	56	1	57
Deferred tax	—	1	1
Bargain purchase gain and settlement of pre-existing relationships resulting from MBIA UK Acquisition, pre-tax	$56	$2	$58
_____________________

(1)
The purchase price of $334 million was allocated as follows: (1) $329 million for the purchase of net assets of $385 million, and (2) the settlement of pre-existing relationships between MBIA UK and Assured Guaranty at a fair value of $5 million.

The Company believes the bargain purchase gain resulted from MBIA's strategy to address its insurance obligations with regards to the Zohar II Notes, the issuers of which MBIA did not expect would have sufficient funds to repay such notes in full on the scheduled maturity date of such notes in January 2017.

Revenue and net income (excluding the effects of subsequent tax reform) related to MBIA UK from the MBIA UK Acquisition Date through December 31, 2017 included in the consolidated statement of operations were approximately $149 million and $112 million, respectively, including the bargain purchase gain, settlement of pre-existing relationships, activity during the year and realized gain on the disposition of AGC's Zohar II Notes. For 2017, the Company recognized transaction expenses related to the MBIA UK Acquisition of $7 million, primarily related to legal and financial advisors fees.

3.	Ratings

The financial strength ratings (or similar ratings) for AGC and MAC, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, AGC periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	Kroll Bond Rating Agency	Moody’s Investors Service, Inc.
AGC	AA(stable) (11/7/19)	AA (stable) (11/22/19)	(1)
MAC	AA(stable) (11/7/19)	AA+ (stable) (3/4/20)	—
____________________

(1)
AGC requested that Moody’s Investors Services, Inc. (Moody’s) withdraw its financial strength ratings of AGC in January 2017, but Moody's denied that request. Moody’s continues to rate AGC A3 (stable).

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings (or similar ratings) of AGC in the future or cease to rate AGC, either voluntarily or at the request of AGC.

For a discussion of the effects of rating actions on the Company, see Note 6, Contracts Accounted for as Insurance, and Note 7, Reinsurance.

4.	Outstanding Exposure

The Company primarily sells credit protection contracts in financial guaranty insurance form. Until 2009, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company has not entered into any new CDS in order to sell credit protection in the U.S. since then. In early 2009, regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements subsequently adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form.

The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. See Note10, Contracts Accounted for as Credit Derivatives, for more information.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as BIG, typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 11, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Second-to-pay insured par outstanding represents transactions the Company has insured that are already insured by another financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer and internally rates the transaction the higher of the rating of the underlying obligation and the rating of the primary financial guarantor. The second-to-pay insured par outstanding as of December 31, 2019 and 2018 was $2.8 billion and $3.0 billion, respectively. The net par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction are BIG was $73 million and $76 million as of December 31, 2019 and December 31, 2018, respectively.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL , which includes members of AGL's senior management and senior risk and surveillance officers, establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's subsidiaries, including the Company. The Portfolio Risk Management Committee is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty. All transactions in new asset classes or new jurisdictions must be approved by this committee. The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Components of Outstanding Exposure

The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

The Company typically guarantees the payment of principal and interest when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any third-party reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of December 31, 2019 and December 31, 2018, the Company excluded $571 million and $688 million, respectively, of net par attributable to loss mitigation securities.

Gross debt service outstanding represents the sum of all estimated future principal and interest payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any third-party reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

The Company calculates its debt service outstanding as follows:

•
for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future principal and interest due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity;

•
for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and CLOs), as total estimated expected future principal and interest due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of London Interbank Offered Rate (LIBOR) at the end of 2021 has introduced another variable into the
Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of December 31, 2019	As of December 31, 2018	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance	$47,656	$63,368	$30,093	$35,575
Structured finance	7,031	6,978	4,613	5,044
Total financial guaranty	$54,687	$70,346	$34,706	$40,619

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$20	0.1%	$804	16.8%	$535	14.3%	$78	22.1%	$1,437	6.4%
AA	2,807	20.5	195	4.1	1,537	41.0	11	3.1	4,550	20.1
A	4,477	32.6	815	17.0	619	16.5	133	37.7	6,044	26.7
BBB	4,719	34.4	2,851	59.6	523	13.9	131	37.1	8,224	36.4
BIG	1,698	12.4	121	2.5	538	14.3	—	—	2,357	10.4
Total net par outstanding	$13,721	100.0%	$4,786	100.0%	$3,752	100.0%	$353	100.0%	$22,612	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$19	0.1%	$778	15.9%	$639	15.7%	$136	23.8%	$1,572	5.7%
AA	3,092	17.3	187	3.8	1,438	35.5	41	7.2	4,758	17.4
A	7,883	44.1	916	18.6	726	17.9	142	24.8	9,667	35.3
BBB	5,044	28.2	2,887	58.9	519	12.8	253	44.2	8,703	31.7
BIG	1,839	10.3	137	2.8	736	18.1	—	—	2,712	9.9
Total net par outstanding	$17,877	100.0%	$4,905	100.0%	$4,058	100.0%	$572	100.0%	$27,412	100.0%

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Net Par Outstanding
Sector (1)	As of December 31, 2019	As of December 31, 2018	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S.:
Tax backed	$4,109	$7,046	$3,059	$4,168
Transportation	3,270	3,285	2,393	2,255
General obligation	5,622	11,478	2,336	3,777
Infrastructure finance	2,367	2,429	1,994	2,051
Municipal utilities	2,896	4,630	1,443	1,905
Healthcare	890	1,869	662	1,371
Investor-owned utilities	437	624	344	492
Higher education	691	1,335	334	585
Renewable energy	181	187	130	134
Housing revenue	137	180	109	145
Other public finance	1,271	1,508	917	994
Total public finance—U.S.	21,871	34,571	13,721	17,877
Non-U.S.:
Regulated utilities	3,462	3,850	1,918	2,203
Infrastructure finance	2,022	1,745	1,622	1,462
Pooled infrastructure	1,416	1,373	708	687
Sovereign and sub-sovereign	283	292	283	292
Renewable energy	341	346	255	261
Total public finance—non-U.S.	7,524	7,606	4,786	4,905
Total public finance	29,395	42,177	18,507	22,782
Structured finance:
U.S.:
RMBS	1,368	1,662	1,158	1,399
Pooled corporate obligations	1,350	1,189	1,081	1,015
Insurance securitization	2,095	1,585	563	510
Consumer receivables	650	866	534	720
Other structured finance	561	548	416	414
Total structured finance—U.S.	6,024	5,850	3,752	4,058
Non-U.S.:
RMBS	214	221	210	215
Pooled corporate obligations	3	47	3	47
Other structured finance	183	384	140	310
Total structured finance—non-U.S.	400	652	353	572
Total structured finance	6,424	6,502	4,105	4,630
Total par outstanding	$35,819	$48,679	$22,612	$27,412
_____________________
(1)    Prior period has been presented on a basis consistent with current period sector classifications.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2019

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$4,341	$2,135	$6,476
5 to 10 years	3,774	690	4,464
10 to 15 years	3,343	612	3,955
15 to 20 years	3,416	397	3,813
20 years and above	3,633	271	3,904
Total net par outstanding	$18,507	$4,105	$22,612

Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$200	$294	$1,204	$1,698	$13,721
Non-U.S. public finance	121	—	—	121	4,786
Public finance	321	294	1,204	1,819	18,507
Structured finance:
RMBS	83	26	411	520	1,158
Other structured finance	4	2	12	18	2,947
Structured finance	87	28	423	538	4,105
Total	$408	$322	$1,627	$2,357	$22,612

Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$252	$305	$1,282	$1,839	$17,877
Non-U.S. public finance	89	48	—	137	4,905
Public finance	341	353	1,282	1,976	22,782
Structured finance:
U.S. RMBS	83	163	478	724	1,399
Other structured finance	2	8	2	12	3,231
Structured finance	85	171	480	736	4,630
Total	$426	$524	$1,762	$2,712	$27,412

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2019

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$350	$58	$408	74	6	80
Category 2	319	3	322	18	1	19
Category 3	1,578	49	1,627	105	7	112
Total BIG	$2,247	$110	$2,357	197	14	211

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2018

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$360	$66	$426	78	6	84
Category 2	520	4	524	33	1	34
Category 3	1,699	63	1,762	115	8	123
Total BIG	$2,579	$133	$2,712	226	15	241
 ____________________

(1)	Includes VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2019

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	275	$3,356	14.8%
Puerto Rico	17	1,518	6.7%
Texas	219	1,119	5.0%
New Jersey	56	1,118	4.9%
New York	165	848	3.8%
Illinois	147	694	3.1%
District of Columbia	5	620	2.7%
Florida	76	527	2.3%
Virginia	12	463	2.0%
Georgia	29	294	1.3%
Other	699	3,164	14.0%
Total U.S. public finance	1,700	13,721	60.6%
U.S. Structured finance (multiple states)	367	3,752	16.6%
Total U.S.	2,067	17,473	77.2%
Non-U.S.:
United Kingdom	80	3,309	14.6%
Australia	7	559	2.5%
New Zealand	2	219	1.0%
Chile	4	176	0.8%
Mexico	2	176	0.8%
Other	39	700	3.1%
Total non-U.S.	134	5,139	22.8%
Total	2,201	$22,612	100.0%

Exposure to Puerto Rico

The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.5 billion net par as of December 31, 2019, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA), Municipal Finance Agency (MFA) and University of Puerto Rico (U of PR).

On November 30, 2015 and December 8, 2015,the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

The fiscal and political issues in Puerto Rico have been exacerbated by natural disasters. On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread destruction. More recently, beginning on December 28, 2019, and progressing into early 2020, Puerto Rico has been struck by a swarm of earthquakes, including at least 11 that were of magnitude 5 or greater based on the Richter magnitude scale. While not nearly as deadly or destructive as Hurricane Maria, the earthquakes have damaged buildings and infrastructure, including the power grid.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

The Company also participates in mediation and negotiations relating to its Puerto Rico exposure. The COVID-19 pandemic and evolving governmental and private responses to the crisis are impacting both Puerto Rico itself and the process of resolving the payment defaults of the Commonwealth and some of its related authorities and public corporations, including delaying related litigation, the various Title III proceedings, and other legal proceedings.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact on the Company, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2019, the Company had $268 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date.The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On May 9, 2019, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $13.7 billion that would be available for debt service over the six-year forecast period ending 2024. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net cumulative primary budget deficit through 2049, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

On February 9, 2020, the Oversight Board announced it had entered into an amended general obligation Plan Support Agreement (Amended GO PSA) with certain general obligation (GO) and Puerto Rico Public Buildings Authority (PBA) bondholders representing approximately $8 billion of the aggregate amount of general obligation and PBA bond claims. The Amended GO PSA purports to provide a framework to address approximately $35 billion of Commonwealth debt (including PBA debt) and unsecured claims. The Company is not a party to that agreement and does not support it.

The Amended GO PSA provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011(Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the Amended GO PSA, Series 2011A GO bonds would be treated as Vintage bonds). The recoveries for the GO bonds, by vintage issuance date, are set forth in the table included below. The differentiated recovery scheme provided under the Amended GO PSA is purportedly based on the Oversight Board’s attempt to invalidate the non-Vintage GO and PBA bonds (see “Puerto Rico Litigation” below). Under the Amended GO PSA, GO and PBA bondholders generally would receive newly issued Commonwealth GO bonds, Puerto Rico Sales Tax Financing Corporation (COFINA) junior lien bonds and cash equal to the amounts set out below, expressed as a percent of their outstanding pre-petition claims (which excludes post-petition accrued interest), based on the vintage issuance date of the bonds they hold. In all cases, holders of GO/PBA bonds supporting the Amended GO PSA are also entitled to certain fees.

General Obligation Bonds	The Company's Net Par Outstanding as of December 31, 2019	The Company's Total Net Principal Claims Paid as of December 31, 2019	The Company's Total Net Interest Claims Paid as of December 31, 2019	Base Recovery as a % of Pre-Petition Claims
	(in millions)			(percent)
Vintage GO	$268	$211	$65	74.9%
2011 GO (Series D, E and PIB)	—	—	—	73.8
2011 GO (Series C)	—	—	—	70.4
2012 GO	—	—	—	69.9
2014 GO	—	—	—	65.4

On February 28, 2020, the Oversight Board filed with the Title III court an Amended Joint Plan of Adjustment of the Commonwealth (Amended POA) to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the GO bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

PBA. As of December 31, 2019, the Company had $140 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then. On September 27, 2019, the Oversight Board filed a petition under Title III of PROMESA with respect to the PBA to allow the restructuring of the PBA claims through the Amended POA.

Under the Amended GO PSA (which does not include the Company as a party and which the Company does not support) PBA bondholders generally would receive newly issued Commonwealth GO bonds, COFINA junior lien bonds and cash equal to the amounts set out below, expressed as a percent of their outstanding pre-petition claims (which excludes post-petition accrued interest), based on the vintage issuance date of the bonds they hold. In all cases, holders of PBA bonds supporting the Amended GO PSA are also entitled to certain fees.

PBA Bonds	The Company's Net Par Outstanding as of December 31, 2019	The Company's Total Net Principal Claims Paid as of December 31, 2019	The Company's Total Net Interest Claims Paid as of December 31, 2019	Base Recovery as a % of Pre-Petition Claims
	(in millions)			(percent)
Vintage PBA	$140	$32	$16	77.6%
2011 PBA	—	—	—	76.8
2012 PBA	—	—	—	72.2

As noted above, on February 28, 2020, the Oversight Board filed with the Title III court an Amended POA to restructure approximately $35 billion of debt (including the PBA bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the PBA bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2019, the Company had $480 million insured net par outstanding of PRHTA (transportation revenue) bonds and $74 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 5, 2019, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

PRCCDA. As of December 31, 2019, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

PRIFA. As of December 31, 2019, the Company had $15 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

Puerto Rico Electric Power Authority (PREPA). As of December 31, 2019, the Company had $71 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA. On June 27, 2019, the Oversight Board certified a revised fiscal plan for PREPA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. The revised fiscal plan of PREPA certified by the Oversight Board on June 27, 2019 reflects the relevant terms of the PREPA RSA.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

PRASA. As of December 31, 2019, the Company had $284 million of insured net par outstanding of PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On June 29, 2019, the Oversight Board certified a revised fiscal plan for PRASA. In July 2019, PRASA entered into a restructuring transaction with the federal government and the Oversight Board to restructure its subordinated loans from federal agencies that had been under forbearance for over three years (the PRASA Agreement). The PRASA Agreement extends the maturity of the loans for up to 40 years and provides for low interest rates and no interest accrual for the first ten years on a portion of the loans, but also places the subordinated loans on a parity with the PRASA bonds the Company guarantees.  The Company was not asked to consent to the PRASA Agreement. The PRASA Agreement reduces the amount of annual debt service owed by PRASA for its current debt. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

MFA. As of December 31, 2019, the Company had $33 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

U of PR. As of December 31, 2019, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the university, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Puerto Rico Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as party.

Currently there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment. Among the goals of the mediation is to reach an agreed-upon schedule for addressing the resolution of numerous issues, including, among others: (a) issues related to the validity, secured status and priority regarding bonds issued by the Commonwealth and certain of its entities; (b) the validity and impact of the Clawback Orders and other diversion of collateral securing certain bonds; (c) classification of claims; (d) constitutional issues; and (e) identification of essential services. A number of the legal actions in which the Company is involved remain subject to stay orders.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30, 2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On June 3, 2017, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding, which was denied on January 13, 2020.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be incorporated into the same schedule and mediation process.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for a review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay through December 31, 2019, and extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. A hearing on a motion to dismiss is scheduled for June 2020.

On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor, and U.S. Bank National Association, as trustee for PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. A hearing on the defendants’ motion to dismiss is scheduled for June 2020.

On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit movants to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion is currently scheduled for April 2020.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues.

On January 16, 2020, the Financial Oversight and Management Board, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that movants can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for movants’ lien on the PRIFA Revenues. A preliminary hearing on the motion is currently scheduled for April 2020.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA Bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that movants can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for movants’ lien on the PRCCDA Revenues. A preliminary hearing on the motion is currently scheduled for April 2020.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRCCDA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRCCDA Revenues.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in millions)
Exposure to Puerto Rico	$1,854	$1,939	$3,110	$3,295

Puerto Rico
Net Par Outstanding

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$268	$301
PBA	140	142
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	480	495
PRHTA (Highways revenue) (1)	74	84
PRCCDA	152	152
PRIFA	15	15
Other Public Corporations
PREPA (1)	71	72
PRASA	284	284
MFA	33	40
U of PR	1	1
Total net exposure to Puerto Rico	$1,518	$1,586
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2019

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2020 (January 1 - March 31)	$—	$38
2020 (April 1 - June 30)	—	—
2020 (July 1 - September 30)	118	156
2020 (October 1 - December 31)	—	—
Subtotal 2020	118	194
2021	54	125
2022	35	104
2023	40	107
2024	17	82
2025-2029	393	672
2030-2034	309	509
2035-2039	302	400
2040-2044	66	122
2045-2047	184	204
Total	$1,518	$2,519

Exposure to the U.S. Virgin Islands

     As of December 31, 2019, the Company had $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9 million BIG. The $2 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $9 million BIG USVI net par consisted of bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

5.	Expected Loss to be Paid

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts. The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation and other recoveries including future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W). Expected losses are discounted at current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that have expected losses, and in certain cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral or insured obligation to the Company, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the insured obligation and the fair value excluding the value of the Company's insurance is treated as a paid loss. Insured obligations with expected losses that are purchased by the Company are referred to as loss mitigation securities and are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. See Note 9, Investments and Cash and Note 8, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 6, Contracts Accounted for as Insurance, (2) derivative as described in Note 8, Fair Value Measurement and Note 10, Contracts Accounted for as Credit Derivatives, and (3) VIE consolidation as described in Note 11, Variable Interest Entities. The Company has paid and expects to pay future losses and/or recover past losses, on policies which fall under each of the three accounting models.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts and other variables.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables.

Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 2.45% with a weighted average of 1.94% as of December 31, 2019 and 0.00% to 3.06% with a weighted average of 2.75% as of December 31, 2018. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 0.9% and 1.1% of the total as of December 31, 2019 and December 31, 2018, respectively.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2019	2018
	(in millions)
Net expected loss to be paid, beginning of period	$354	$224
Net expected loss to be paid on the SGI portfolio as of June 1, 2018 (see Note 2)	—	131
Economic loss development (benefit) due to:
Accretion of discount	8	9
Changes in discount rates	(1)	4
Changes in timing and assumptions	6	4
Total economic loss development (benefit)	13	17
Net (paid) recovered losses	(55)	(18)
Net expected loss to be paid, end of period	$312	$354

Net Expected Loss to be Paid
Roll Forward by Sector

	Year Ended December 31, 2019
	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development /(Benefit)	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$314	$75	$(142)	$247
Non-U.S. public finance	4	(2)	—	2
Public finance	318	73	(142)	249
Structured finance:
U.S. RMBS	123	(60)	28	91
Other structured finance	(87)	—	59	(28)
Structured finance	36	(60)	87	63
Total	$354	$13	$(55)	$312

	Year Ended December 31, 2018
	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Net Expected Loss to be Paid on SGI portfolio as of June 1, 2018	Economic Loss Development/(Benefit)	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$444	$—	$20	$(150)	$314
Non-U.S. public finance	5	1	(2)	—	4
Public finance	449	1	18	(150)	318
Structured finance:
U.S. RMBS	(111)	130	(24)	128	123
Other structured finance	(114)	—	23	4	(87)
Structured finance	(225)	130	(1)	132	36
Total	$224	$131	$17	$(18)	$354
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets.

The tables above include (1) LAE paid of $14 million and $11 million for the years ended December 31, 2019 and 2018, respectively, and (2) expected LAE to be paid of $14 million as of December 31, 2019 and $13 million as of December 31, 2018.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions)
Insurance	$315	$349	$10	$9
Financial guaranty VIEs (FG VIEs) (See Note 11)	2	7	(5)	(6)
Credit derivatives (See Note 10)	(5)	(2)	8	14
Total	$312	$354	$13	$17

Selected U.S. Public Finance Transactions

The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.5 billion net par as of December 31, 2019, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

As of December 31, 2018, the Company had approximately $18 million of net par exposure to bonds issued by Parkway East Public Improvement District (the District), which is located in Madison County, Mississippi (the County). The bonds were rated BIG. As part of a settlement with the County, during the third quarter of 2019 the bonds were paid off, reducing the Company's net par exposure to zero, and the Company received new bonds issued by the District, which the Company holds in its investment portfolio.

The Company projects its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2019, including those mentioned above, to be $247 million, compared with a net expected loss of $314 million as of December 31, 2018. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At December 31, 2019, that credit was $313 million, compared with $224 million at December 31, 2018. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios. Each quarter, the Company may revise its scenarios, update assumptions and/or shift probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

The economic loss development for U.S. public finance transactions was $75 million in 2019, which was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions and weightings it uses in its scenarios based on the public information summarized under "Exposure to Puerto Rico" in Note 4, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

As of December 31, 2019, the Company had a net R&W receivable of $11 million from R&W counterparties, compared with a net R&W receivable of $25 million as of December 31, 2018. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2019	2018
	(in millions)
First lien U.S. RMBS	$(14)	$(2)
Second lien U.S. RMBS	(46)	(22)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of December 31,
	2019	2018	2017
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%	20%
Option ARM	20	20	20
Subprime	20	20	20
30 – 59 Days Delinquent
Alt-A and Prime	30	30	30
Option ARM	35	35	35
Subprime	35	40	40
60 – 89 Days Delinquent
Alt-A and Prime	40	40	40
Option ARM	45	45	50
Subprime	45	45	50
90+ Days Delinquent
Alt-A and Prime	55	50	55
Option ARM	55	55	60
Subprime	50	50	55
Bankruptcy
Alt-A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	65	60	65
Option ARM	65	65	70
Subprime	60	60	65
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 3.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2019		As of December 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.3% - 5.9%	3.7%	1.2% - 10.3%	3.9%	1.3% - 9.7%	4.9%
Final CDR	0.0% - 0.3%	0.2%	0.1% - 0.5%	0.2%	0.1% - 0.5%	0.2%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		80%
2007+	70%		70%		70%
Option ARM
Plateau CDR	1.8% - 6.3%	5.4%	1.8% - 6.8%	5.2%	2.5% - 6.9%	5.8%
Final CDR	0.1% - 0.3%	0.3%	0.1% - 0.3%	0.3%	0.1% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		60%		70%
2007+	70%		70%		75%
Subprime
Plateau CDR	3.7% - 11.8%	5.9%	3.2% - 11.5%	6.3%	3.5% - 13.1%	7.9%
Final CDR	0.2% - 0.6%	0.3%	0.2% - 0.6%	0.3%	0.2% - 0.7%	0.4%
Initial loss severity:
2005 and prior	75%		80%		80%
2006	75%		75%		90%
2007+	75%		95%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2018.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2019 and December 31, 2018.

Total expected loss to be paid on all first lien U.S. RMBS was $104 million and $119 million as of December 31, 2019 and December 31, 2018, respectively. The $14 million economic benefit in 2019 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) and with insured floating rate debt linked to LIBOR, which decreased in 2019. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2019 as it used as of

December 31, 2018, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $11 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $5 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2018.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2019 and December 31, 2018, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions periodically based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projected future recoveries on these charged-off loans of 20% as of December 31, 2019 and 10% as of December 31, 2018, with such recoveries to be received evenly over the next five years. The increase in recovery assumptions is attributable to the higher actual recovery rates observed in certain transactions during the year. Increasing the recovery rate to 30% would result in an economic benefit of $14 million, while decreasing the recovery rate back to 10% would result in an economic loss of $14 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2018. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $13 million as of December 31, 2019 and the expected loss to be paid was $4 million as of December 31, 2018. The $46 million economic benefit in 2019 for second lien U.S. RMBS was primarily attributable to higher projected recoveries for previously charged-off loans, improved performance, and loss mitigation efforts.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2019		As of December 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.0% - 19.9%	11.6%	7.2% - 26.8%	12.8%	8.5% - 13.3%	11.4%
Final CDR trended down to	2.5%		2.5%		2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		20%
30 – 59 Days Delinquent	30		35		45
60 – 89 Days Delinquent	45		50		60
90+ Days Delinquent	65		70		75
Bankruptcy	55		55		55
Foreclosure	55		65		70
Real Estate Owned	100		100		100
Loss severity (1)	98%		98%		98%
___________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $2 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of

29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Other Structured Finance

Other structured finance has an expected recovery of $28 million, which is primarily attributable to insured financial guaranty life insurance transactions. The BIG net par in this sector of $18 million primarily consists of transactions backed by collateralized debt obligations, a life insurance transaction, and other structured finance transactions. The economic loss development during 2019 was de minimis, as higher LAE related to certain exposures was offset by higher expected reinsurance recoverables for certain life insurance transaction.

Recovery Litigation

In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or to prevent losses in the future.

Public Finance Transactions

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 4, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

RMBS Transactions

On November 26, 2012, CIFG Assurance North America Inc. (CIFGNA) filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan Securities LLC fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim. On February 27, 2017, AGC (as successor to CIFGNA) filed an amended complaint which included a claim for material misrepresentation in the inducement of insurance. On July 31, 2019, the parties entered into a confidential settlement and, on August 12, 2019, agreed to dismiss, with prejudice, the action and all claims.

6.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, and Note 5, Expected Loss to be Paid, includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 10, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 11, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Accounting Policies

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific accounting guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made and recoveries received that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections primarily due to fair value adjustments recorded in connection with a business combination.

•	For premiums received in a reinsurance transaction, the cash received is allocated to individual policies in the assumed portfolio and recorded as unearned premium reserve.

When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some third party ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 7, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Scheduled net earned premiums	$89	$99	$122
Accelerations from refundings and terminations	33	50	104
Accretion of discount on net premiums receivable	3	3	5
Net earned premiums (1)	$125	$152	$231
___________________

(1)	Excludes $1 million, $1 million and $1 million for the years ended December 31, 2019, 2018 and 2017, respectively, related to consolidated FG VIEs.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Beginning of year	$199	$172	$213
Premiums receivable from acquisitions (see Note 2)	—	—	271
Gross written premiums on new business, net of commissions on assumed business (1)	125	338	2
Gross premiums received, net of commissions	(51)	(309)	(39)
Adjustments:
Changes in the expected term	(18)	(3)	(7)
Accretion of discount, net of commissions on assumed business	(2)	4	4
Foreign exchange translation and remeasurement	2	(2)	16
Cancellation of assumed reinsurance	—	(1)	—
Premiums receivable of the European Subsidiaries sold (see Note 1)	—	—	(288)
December 31, (2)	$255	$199	$172
___________________

(1)
The year ended December 31, 2018 included $331 million of gross written premiums assumed from SGI on June 1, 2018, when the Company closed the SGI Transaction. See Note 2, Assumption of Insured Portfolio and Business Combinations.

(2)	Excludes $4 million, $5 million and $6 million as of December 31, 2019, 2018 and 2017, respectively, related to consolidated FG VIEs.

Approximately 28% and 22% of installment premiums at December 31, 2019 and December 31, 2018, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2019
(in millions)
2020 (January 1 - March 31)	$16
2020 (April 1 - June 30)	8
2020 (July 1 - September 30)	5
2020 (October 1 - December 31)	5
2021	21
2022	20
2023	19
2024	21
2025-2029	75
2030-2034	55
2035-2039	29
After 2039	31
Total (1)	$305
___________________

(1)	Excludes expected cash collections on consolidated FG VIEs of $5 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2019
(in millions)
2020 (January 1 - March 31)	$20
2020 (April 1 - June 30)	20
2020 (July 1 - September 30)	19
2020 (October 1 - December 31)	19
Subtotal 2020	78
2021	69
2022	62
2023	56
2024	51
2025-2029	200
2030-2034	130
2035-2039	55
After 2039	37
Net deferred premium revenue (1)	738
Future accretion	29
Total future net earned premiums	$767
____________________

(1)	Excludes net earned premiums on consolidated FG VIEs of $4 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of December 31, 2019	As of December 31, 2018
	(dollars in millions)
Premiums receivable, net of commission payable	$255	$199
Gross deferred premium revenue	426	375
Weighted-average risk-free rate used to discount premiums	2.1%	2.6%
Weighted-average period of premiums receivable (in years)	9.4	7.2

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine deferral rates.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs and ceding commissions includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is recognized at that time. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC (1)

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Beginning of year	$(8)	$3	$(8)
DAC adjustments from acquisitions and sales (see Notes 1 and 2)	—	—	9
Deferrals	(14)	(15)	1
Amortization (2)	—	4	1
December 31,	$(22)	$(8)	$3
____________________

(1)	The balances are included in other liabilities in the consolidated balance sheets.

(2)	Included in other expenses in the consolidated statements of operations.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIEs’ assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are reflected in the fair value of credit derivatives.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (contra-paid). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid ("total losses") exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as "contra-paid," which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The ceded component of salvage and subrogation recoverable is recorded in the line item other liabilities.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.45% with a weighted average of 1.95% as of December 31, 2019 and 0.00% to 3.06% with a weighted average of 2.76% as of December 31, 2018.

Net Reserve (Salvage)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$65	$121
Non-U.S. public finance	—	—
Public finance	65	121
Structured finance:
U.S. RMBS (1)	(23)	(17)
Other structured finance	(21)	(79)
Structured finance	(44)	(96)
Subtotal	21	25
Other payable (recoverable)	—	(3)
Total	$21	$22
____________________

(1)	Excludes net recoveries of $2 million and net reserves $3 million as of December 31, 2019 and December 31, 2018, respectively, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Loss and LAE reserve	$414	$386
Reinsurance recoverable on unpaid losses	(125)	(171)
Loss and LAE reserve, net	289	215
Salvage and subrogation recoverable	(306)	(214)
Salvage and subrogation reinsurance payable (1)	38	24
Other payable (recoverable) (2)	—	(3)
Salvage and subrogation recoverable, net and other recoverable	(268)	(193)
Net reserves (salvage)	$21	$22
___________________
(1)          Recorded as a component of reinsurance balances payable, net in the consolidated balance sheets.

(2)          Recorded as a component of other assets in the consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2019
(in millions)
Net expected loss to be paid - financial guaranty insurance	$315
Contra-paid, net	53
Salvage and subrogation recoverable, net and other recoverable	268
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(289)
Net expected loss to be expensed (present value) (1)	$347
___________________
(1) Excludes $3 million as of December 31, 2019, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2019
(in millions)
2020 (January 1 - March 31)	$7
2020 (April 1 - June 30)	8
2020 (July 1 - September 30)	7
2020 (October 1 - December 31)	7
Subtotal 2020	29
2021	28
2022	27
2023	26
2024	27
2025-2029	110
2030-2034	72
2035-2039	24
After 2039	4
Net expected loss to be expensed	347
Future accretion	88
Total expected future loss and LAE	$435

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2019	2018	2017
	(in millions)
Public finance:
U.S. public finance	$87	$39	$152
Non-U.S. public finance	—	(1)	(1)
Public finance	87	38	151
Structured finance:
U.S. RMBS (1)	(35)	(7)	(114)
Other structured finance	(8)	7	17
Structured finance	(43)	—	(97)
Loss and LAE	$44	$38	$54
___________________

(1)	Excludes a benefit of $5 million, $5 million and $1 million for the years ended December 31, 2019, 2018 and 2017, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	74	(16)	18	(5)	105	(26)	197	—	197
Remaining weighted-average contract period (in years)	6.9	7.9	19.6	20.0	11.0	12.9	11.3	—	11.3
Outstanding exposure:
Par	$449	$(99)	$411	$(92)	$1,859	$(281)	$2,247	—	$2,247
Interest	177	(51)	419	(97)	956	(172)	1,232	—	1,232
Total (2)	$626	$(150)	$830	$(189)	$2,815	$(453)	$3,479	$—	$3,479
Expected cash outflows (inflows)	$36	$(2)	$57	$(12)	$1,792	$(246)	$1,625	$(36)	$1,589
Potential recoveries (3)	(259)	31	(2)	—	(1,085)	97	(1,218)	32	(1,186)
Subtotal	(223)	29	55	(12)	707	(149)	407	(4)	403
Discount	18	(3)	(15)	3	(129)	36	(90)	2	(88)
Present value of expected cash flows	$(205)	$26	$40	$(9)	$578	$(113)	$317	$(2)	$315
Deferred premium revenue	$28	$(1)	$22	$(4)	$374	$(6)	$413	$(4)	$409
Reserves (salvage)	$(216)	$25	$23	$(5)	$299	$(107)	$19	$2	$21

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	78	(18)	33	(9)	115	(29)	226	—	226
Remaining weighted-average contract period (in years)	7.2	6.7	16.7	19.9	10.4	11.5	11.0	—	11.0
Outstanding exposure:
Par	$501	$(141)	$619	$(99)	$2,046	$(347)	$2,579	—	$2,579
Interest	203	(58)	474	(99)	1,001	(185)	1,336	—	1,336
Total (2)	$704	$(199)	$1,093	$(198)	$3,047	$(532)	$3,915	$—	$3,915
Expected cash outflows (inflows)	$15	$(2)	$199	$(21)	$1,674	$(317)	$1,548	$(42)	$1,506
Potential recoveries (3)	(220)	26	(52)	7	(993)	87	(1,145)	32	(1,113)
Subtotal	(205)	24	147	(14)	681	(230)	403	(10)	393
Discount	46	(6)	(44)	4	(109)	61	(48)	3	(45)
Present value of expected cash flows	$(159)	$18	$103	$(10)	$572	$(169)	$355	$(7)	$348
Deferred premium revenue	$28	$(1)	$96	$(4)	$377	$(12)	$484	$(4)	$480
Reserves (salvage)	$(171)	$20	$30	$(6)	$312	$(161)	$24	$(3)	$21
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes amounts related to FG VIEs.

(3)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC may result in increased claims under financial guaranties issued by AGC if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

For example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2019, AGC had insured approximately $0.5 billion net par of VRDOs, of which approximately $6 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

7.	Reinsurance

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 6, Contracts Accounted for as Insurance, are followed. For any assumed or ceded credit derivative contracts, the accounting model in Note 10, Contracts accounted for as Credit Derivatives, is followed.

Assumed and Ceded Business

The Company assumes business (Assumed Business) from affiliated and non-affiliated companies, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business (Legacy Monoline Insurers), and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company, if required, secures its reinsurance obligations to these Legacy Monoline Insurers, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a U.S. statutory basis. The Company currently secures its reinsurance obligations to AGE UK by depositing assets in trust with a market value determined by a methodology agreed with the ceding company and accepted by the Prudential Regulation Authority. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

As of December 31, 2019, the majority of the Company’s Assumed Business from Legacy Monoline Insurers consists of business that AGC assumed in the SGI Transaction effective as of June 1, 2018, pursuant to which AGC (among other things) assumed, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio. The par value on that date of the exposures reinsured totaled approximately $12 billion. The reinsured portfolio consists predominantly of public finance and infrastructure obligations that meet Assured Guaranty’s new business underwriting criteria. Immediately after the closing of the SGI Transaction, AGC ceded $4.1 billion par to AG Re. See Note 2, Assumption of Insured Portfolio and Business Combinations for additional information on the SGI Transaction. The balance of the Company’s Assumed Business mainly consists of business that the Company assumed prior to the 2008-2009 financial crisis from affiliates and Legacy Monoline Insurers.

The Company’s facultative and treaty assumed agreements with the Legacy Monoline Insurers are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria;

•	if the Company fails to maintain a specified minimum financial strength rating; or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

As of December 31, 2019, if each third party company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amount that AGC could be required to pay to all such companies would be approximately $287 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses. See Note 15, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Premiums Written:
Direct	$104	$6	$(4)
Assumed (1)	1	330	(2)
Ceded (2)	(53)	(67)	4
Net	$52	$269	$(2)
Premiums Earned:
Direct	$119	$156	$285
Assumed	59	66	30
Ceded	(53)	(70)	(84)
Net	$125	$152	$231
Loss and LAE:
Direct	$53	$16	$(21)
Assumed	14	16	5
Ceded	(23)	6	70
Net	$44	$38	$54
 ____________________

(1)	Negative assumed premiums written were due to changes in expected debt service schedules. Includes business assumed from SGI pursuant to the SGI Transaction.

(2)	Positive ceded premiums written in 2017 were due to commutations and changes in expected debt service schedules.

In addition to the items presented in the table above, the Company records in the consolidated statements of operations, the effect of assumed and ceded credit derivative exposures. These amounts were gains of $8 million in 2019 and losses of $6 million in 2018 and $17 million in 2017.

Ceded Reinsurance (1)

	As of December 31, 2019		As of December 31, 2018
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$89	$—	$62	$—
Ceded expected loss to be recovered (paid)	98	—	4	—
Ceded unearned premium reserve	216	3	218	3
Ceded par outstanding (2)	13,108	99	21,168	99
____________________

(1)
There was no collateral posted by third party reinsurers as of December 31, 2019 and December 31, 2018. The total collateral posted by affiliated reinsurers was $186 million and $310 million as of December 31, 2019 and December 31, 2018, respectively.

(2)
Of the total par ceded to unrated or BIG rated reinsurers, none is rated BIG as of either December 31, 2019 nor December 31, 2018. Of the total ceded par to affiliates, $492 million and $610 million is rated BIG as of December 31, 2019 and December 31, 2018, respectively.

In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

Commutations

In 2017, the Company entered into commutation agreements where it reassumed $456 million in par previously ceded to one affiliated and one unaffiliated reinsurers. The Company recorded a gain of $4 million in 2017 on these commutations.

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility covered losses occurring from January 1,
2018 through December 31, 2025, and terminated on January 1, 2020, after AGC, AGM and MAC chose not to extend it. The facility covered certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated below investment grade as of December 31, 2017 by Moody’s or S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or internally by AGC, AGM or MAC and was subject to certain per credit limits. Among the exposures excluded were those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. AGC, AGM and MAC paid approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2018 for the term January 1, 2018 through December 31, 2018 and approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2019 for the term January 1, 2019 through December 31, 2019.

8.	Fair Value Measurement

The Company carries a significant portion of its assets and some of its liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2019, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of December 31, 2019, the Company used models to price 56 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $497 million. All Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Assets

Committed Capital Securities (CCS)

The fair value of CCS, which is recorded in other assets on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 17, Note Payable to Affiliate and Credit Facilities). The change in fair value of the AGC CCS is recorded in other income in the consolidated statement of operations. Fair value changes on CCS recorded in other income were losses of $10 million and $2 million in 2019 and 2017, respectively, and gains of $7 million in 2018. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGC CCS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which requires fair value measurement with changes recorded in the statement of operations. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2019 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

The rates used to discount future expected premium cash flows ranged from 1.69% to 2.08% at December 31, 2019 and 2.47% to 2.89% at December 31, 2018.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on AGC’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given market conditions and the Company’s own credit spreads, approximately 13%, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2018. As of December 31, 2019, the corresponding number was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "other income" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in OCI. Interest income and interest expense are derived from the trustee reports and also included in "other income." The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of principal and interest is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,641	$—	$1,569	$72
U.S. government and agencies	53	—	53	—
Corporate securities	341	—	341	—
Mortgage-backed securities:
RMBS	57	—	43	14
Commercial mortgage-backed securities (CMBS)	40	—	40	—
Asset-backed securities	434	—	23	411
Total fixed-maturity securities	2,566	—	2,069	497
Short-term investments	88	83	5	—
Other invested assets	1	—	—	1
FG VIEs’ assets, at fair value	49	—	—	49
Other assets (1)	63	—	—	63
Total assets carried at fair value	$2,767	$83	$2,074	$610
Liabilities:
Credit derivative liabilities	$190	$—	$—	$190
FG VIEs’ liabilities with recourse, at fair value	47	—	—	47
FG VIEs’ liabilities without recourse, at fair value	1	—	—	1
Total liabilities carried at fair value	$238	$—	$—	$238

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,710	$—	$1,649	$61
U.S. government and agencies	52	—	52	—
Corporate securities	288	—	288	—
Mortgage-backed securities:
RMBS	105	—	88	17
CMBS	42	—	42	—
Asset-backed securities	710	—	62	648
Total fixed-maturity securities	2,907	—	2,181	726
Short-term investments	126	106	20	—
Other invested assets	2	—	—	2
FG VIEs’ assets, at fair value	101	—	—	101
Other assets (1)	64	—	—	64
Total assets carried at fair value	$3,200	$106	$2,201	$893
Liabilities:
Credit derivative liabilities	$182	$—	$—	$182
FG VIEs’ liabilities with recourse, at fair value	108	—	—	108
FG VIEs’ liabilities without recourse, at fair value	1	—	—	1
Total liabilities carried at fair value	$291	$—	$—	$291
____________________
(1)    Includes credit derivative assets and CCS.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2019 and 2018.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2019

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$61		$17		$648		$101		$40		$(156)		$(108)		$(1)
Total pretax realized and unrealized gains/(losses) recorded in
Net income (loss)	4	(1)	(1)	(1)	53	(1)	15	(2)	(11)	(3)	(7)	(5)	(5)	(2)	(1)	(2)
Other comprehensive income (loss)	3		1		(82)		—		—		—		2		—
Purchases	6		—		6		—		—		—		—		—
Settlements	(2)		(3)		(214)		(67)		—		8		64		1
Fair value as of December 31, 2019	$72		$14		$411		$49		$29		$(155)		$(47)		$(1)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2019							$15	(2)	$(11)	(3)	$—	(5)	$(5)	(2)	$(1)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2019	$3		$1		$13								$2

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2018

	Fixed-Maturity Securities												FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2017	$55		$28		$614		$122		$34		$(186)		$(131)		$(2)
Total pretax realized and unrealized gains/(losses) recorded in
Net income (loss)	2	(1)	—	(1)	51	(1)	3	(2)	7	(3)	95	(5)	(2)	(2)	1	(2)
Other comprehensive income (loss)	1		—		(33)		—		—		—		1		—
Purchases	4		—		35		—		—		3	(7)	—		—
Issuances	—		—		—		—		—		(68)	(7)	—		—
Settlements	(1)		(11)		(19)		(24)		(1)		—		24		—
Fair value as of December 31, 2018	$61		$17		$648		$101		$40		$(156)		$(108)		$(1)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2018							$5	(2)	$7	(3)	$90	(5)	$(2)	(2)	$1	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2018	$2		$—		$(31)				$—				$1
____________________

(1)	Included in net realized investment gains (losses) and net investment income.

(2)	Included in other income.

(3)	Recorded in net investment income and other income.

(4)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (presented as a separate line item) are shown as either assets or liabilities in the consolidated balance sheet based on net exposure by counterparty.

(5)	Reported in net change in fair value of credit derivatives.

(6)	Includes CCS and other invested assets.

(7)     Relates to SGI Transaction. See Note 2, Assumption of Insured Portfolio and Business Combinations.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$72	Yield	6.0%	-	31.1%	8.4%

RMBS	14	CPR	3.8%	-	15.0%	9.9%
		CDR	1.5%	-	6.6%	4.9%
		Loss severity	40.0%	-	125.0%	85.5%
		Yield	4.0%	-	6.1%	5.6%
Asset-backed securities:
Life insurance transaction	319	Yield	5.8%

CLOs/TruPS	41	Yield	2.5%	-	4.1%	2.9%

Others	51	Yield	2.3%	-	9.4%	9.3%

FG VIEs’ assets, at fair value	49	CPR	3.8%	-	11.5%	9.4%
		CDR	6.1%	-	7.4%	6.8%
		Loss severity	70.0%	-	100.0%	92.8%
		Yield	4.1%	-	5.9%	5.1%

Other assets	28	Implied Yield	5.8%
		Term (years)	10 years

Credit derivative liabilities, net	(155)	Year 1 loss estimates	0.0%	-	46.0%	1.5%
		Hedge cost (in basis points (bps))	5.0	-	31.0	11.0
		Bank profit (in bps)	51.0	-	212.0	82.0
		Internal floor (in bps)	30.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(48)	CPR	3.8%	-	11.5%	9.4%
		CDR	6.1%	-	7.4%	6.8%
		Loss severity	70.0%	-	100.0%	92.8%
		Yield	3.1%	-	5.9%	3.7%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes an investment recorded in other invested assets with fair value of $1 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$61	Yield	6.2%	-	32.7%	8.9%

RMBS	17	CPR	3.8%	-	19.4%	11.2%
		CDR	1.5%	-	6.9%	4.7%
		Loss severity	40.0%	-	125.0%	84.2%
		Yield	5.8%	-	8.1%	7.5%
Asset-backed securities:
Life insurance transactions	561	Yield	6.5%	-	7.1%	6.8%

CLO/TruPS	34	Yield	3.8%	-	4.7%	4.1%

Other	53	Yield	11.5%

FG VIEs’ assets, at fair value	101	CPR	2.5%	-	16.8%	11.7%
		CDR	2.2%	-	7.7%	5.1%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	6.0%	-	8.4%	7.1%

Other assets	38	Implied Yield	7.2%
		Term (years)	10 years

Credit derivative liabilities, net	(156)	Year 1 loss estimates	0.0%	-	66.0%	2.8%
		Hedge cost (in bps)	5.5	-	82.5	24.5
		Bank profit (in bps)	7.2	-	509.9	86.5
		Internal floor (in bps)	8.8	-	30.0	17.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(109)	CPR	2.5%	-	16.8%	11.7%
		CDR	2.2%	-	7.7%	5.1%
		Loss severity	75.0%	-	100.0%	92.4%
		Yield	5.2%	-	7.6%	5.3%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Parent

The fair value of the loan receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the note payable to AGM was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2019		As of December 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Loan receivable from parent	$88	$95	$—	$—
Other assets (1)	25	25	24	24
Financial guaranty insurance contracts (2)	(539)	(1,201)	(649)	(1,340)
Note payable to affiliate	(300)	(326)	(300)	(289)
Other liabilities (1)	(2)	(2)	(2)	(2)
____________________

(1)
The Company's other assets and other liabilities consist predominantly of: accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.	Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio consists of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 87% based on fair value as of December 31, 2019), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations. Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments (OTTI) on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, other than loss mitigation securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Loss mitigation securities are generally purchased at a discount and are accounted for based on their underlying investment type, excluding the effects of the Company's insurance. Interest income on loss mitigation securities is recognized on a level yield basis over the remaining life of the security.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Equity method investments include primarily a 39.3% investment in MAC Holdings and a 35% investment in AGAS (see Note 12, Investments in MAC Holdings and AGAS). Changes in the value of equity method investments are recorded in the consolidated statements of operations in "equity in earnings of investees."

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an OTTI is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment. If management's assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

In addition to the factors noted above, the Company also seeks advice from its outside investment managers.

Net Investment Income and Equity Method Investment Earnings

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. Net investment income includes the income earned on fixed-maturity securities, short-term investments, loan receivable from parent and other invested assets, other than investments accounted for under the equity method, which are recorded in equity in earnings of investees. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in other assets, was $23 million and $24 million as of December 31, 2019 and December 31, 2018, respectively.

Net Investment Income

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Income from securities managed by third parties	$70	$66	$68
Income from internally managed securities (1)	66	64	70
Interest income on loan receivable from parent	1	—	—
Gross investment income	137	130	138
Investment expenses	(2)	(2)	(2)
Net investment income	$135	$128	$136
____________________

(1)	Year ended December 31, 2017 included accretion on Zohar II Notes used as consideration for the MBIA UK Acquisition. See Note 2, Assumption of Insured Portfolio and Business Combinations.

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Gross realized gains on available-for-sale securities (1)	$10	$1	$50
Gross realized losses on available-for-sale securities	(1)	(3)	(5)
OTTI
Total OTTI	(1)	(5)	(4)
Less: portion of OTTI recognized in OCI	—	(2)	2
Net OTTI recognized in net income (loss) (2)	(1)	(3)	(6)
Net realized investment gains (losses) (3)	$8	$(5)	$39
____________________

(1)	Year ended December 31, 2017 included a gain on Zohar II Notes used as consideration for the MBIA UK Acquisition. See Note 2, Assumption of Insured Portfolio and Business Combinations.

(2)	Net OTTI recognized in net income for all years was attributable primarily to a decline in expected cash flows on loss mitigation securities.

(3)	Includes foreign currency gains of $4 million in 2017. There were no foreign currency gains (losses) in 2019 and 2018.

The proceeds from sales of fixed-maturity securities classified as available-for-sale were $404 million, $393 million and $561 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an OTTI and for which unrealized loss was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Balance, beginning of period	$13	$11	$8
Reductions for securities sold and other settlements	(11)	—	(1)
Additions for credit losses on securities for which an OTTI was previously recognized	—	2	4
Balance, end of period	$2	$13	$11

Investment Portfolio

As of December 31, 2019, the majority of the investment portfolio is managed by six outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The managed portfolio must maintain a minimum average rating of A+ by S&P or A1 by Moody's.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio primarily consists of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) may also include other alternative investments that the Company believes present an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

In October 2019, the Company provided a loan of $87.5 million to AGUS to help fund a portion of the BlueMountain
Acquisition. In addition, the Company contributed $175 million in October 2019 to AGAS. As of December 31, 2019, AGAS had committed capital to the three Assured Investment Management funds, of which $79 million has been drawn and invested by the respective funds and $114 million of the commitment remained outstanding. See Note 1, Business and Basis of Presentation -- Acquisition of BlueMountain.

Investment Portfolio
Carrying Value

	As of December 31,
	2019	2018
	(in millions)
Fixed-maturity securities (1):
Externally managed	$2,101	$2,182
Internally managed	465	725
Short-term investments	88	126
Equity method investments-internally managed:
MAC Holdings	208	226
AGAS	175	—
Other	8	8
Other invested assets-internally managed	1	2
Total	$3,046	$3,269
____________________

(1)	15.6% and 22.0% of fixed-maturity securities are rated BIG as of December 31, 2019 and December 31, 2018, respectively.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-Tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (2)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	61%	$1,518	$124	$(1)	$1,641	$30	AA-
U.S. government and agencies	2	52	1	—	53	—	AA+
Corporate securities	13	326	15	—	341	—	A-
Mortgage-backed securities (3):
RMBS	2	55	3	(1)	57	—	A
CMBS	2	38	2	—	40	—	AAA
Asset-backed securities	16	399	36	(1)	434	(1)	B-
Total fixed-maturity securities	96	2,388	181	(3)	2,566	29	A
Short-term investments	4	88	—	—	88	—	AAA
Total investment portfolio	100%	$2,476	$181	$(3)	$2,654	$29	A

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (2)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,659	$61	$(10)	$1,710	$27	AA-
U.S. government and agencies	2	51	2	(1)	52	—	AA+
Corporate securities	10	292	1	(5)	288	—	A
Mortgage-backed securities (3):
RMBS	4	105	2	(2)	105	(1)	A+
CMBS	1	43	—	(1)	42	—	AAA
Asset-backed securities	21	593	119	(2)	710	74	CCC+
Total fixed-maturity securities	96	2,743	185	(21)	2,907	100	A-
Short-term investments	4	126	—	—	126	—	AAA
Total investment portfolio	100%	$2,869	$185	$(21)	$3,033	$100	A-
___________________

(1)	Based on amortized cost.

(2)
Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.

(3)	U.S. government-agency obligations were approximately 50% of mortgage backed securities as of December 31, 2019 and 59% as of December 31, 2018 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2019 and December 31, 2018 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2019 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$49	$21	$196	$266	$224	BBB+
New York	4	13	170	187	175	AA
Texas	12	51	94	157	147	AA
Washington	28	39	55	122	115	AA
Florida	—	3	65	68	63	A-
Massachusetts	31	—	26	57	53	AA
Colorado	—	22	27	49	46	AA
District of Columbia	26	—	20	46	43	AA
Arizona	—	1	42	43	40	AA
Illinois	10	6	23	39	37	A-
All others	48	60	334	442	416	AA-
Total	$208	$216	$1,052	$1,476	$1,359	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2018 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$42	$17	$187	$246	$219	BBB+
New York	—	11	192	203	200	AA
Texas	9	63	105	177	173	AA
Washington	50	41	53	144	143	AA
Massachusetts	29	—	40	69	68	AA
Arizona	—	5	54	59	57	AA
Florida	—	2	55	57	57	A
Colorado	—	23	29	52	51	AA
District of Columbia	24	—	19	43	43	AA
Illinois	9	6	24	39	39	A
All others	42	72	361	475	467	AA-
Total	$205	$240	$1,119	$1,564	$1,517	AA-
____________________

(1)
Excludes $165 million and $146 million as of December 31, 2019 and 2018, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2019		As of December 31, 2018
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$382	$335	$364	$335
Tax backed	154	145	176	174
Higher education	145	137	167	164
Water and sewer	139	131	186	183
Healthcare	90	83	91	89
Municipal utilities	59	54	66	63
All others	83	75	69	67
Total	$1,052	$960	$1,119	$1,075

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$23	$(1)	$—	$—	$23	$(1)
U.S. government and agencies	—	—	—	—	—	—
Corporate securities	23	—	5	—	28	—
Mortgage-backed securities:
RMBS	2	—	12	(1)	14	(1)
CMBS	—	—	3	—	3	—
Asset-backed securities	5	—	57	(1)	62	(1)
Total	$53	$(1)	$77	$(2)	$130	$(3)
Number of securities		26		35		61
Number of securities with OTTI		—		3		3

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$99	$(3)	$333	$(7)	$432	$(10)
U.S. government and agencies	—	—	17	(1)	17	(1)
Corporate securities	124	(2)	96	(3)	220	(5)
Mortgage-backed securities:
RMBS	18	—	32	(2)	50	(2)
CMBS	15	—	19	(1)	34	(1)
Asset-backed securities	76	(2)	16	—	92	(2)
Total	$332	$(7)	$513	$(14)	$845	$(21)
Number of securities (1)		123		208		328
Number of securities with OTTI		13		4		17
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2019 and December 31, 2018, two and three securities, respectively, had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $0.4 million and $1 million as of December 31, 2019 and December 31, 2018. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2019 and December 31, 2018 were not related to credit quality.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2019 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2019

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$43	$44
Due after one year through five years	266	273
Due after five years through 10 years	623	660
Due after 10 years	1,363	1,492
Mortgage-backed securities:
RMBS	55	57
CMBS	38	40
Total	$2,388	$2,566

Based on fair value, investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $97 million and $93 million, as of December 31, 2019 and December 31, 2018, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGE UK as of December 31, 2019 and December 31, 2018 was $330 million and $572 million, respectively, based on fair value.

No material investments of the Company were non-income producing for years ended December 31, 2019 and 2018, respectively.

10.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. (ISDA) documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 12.0 years at December 31, 2019 and 11.8 years at December 31, 2018.

Credit Derivatives (1)

	As of December 31, 2019		As of December 31, 2018 (2)
	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in millions)
U.S. public finance	$1,120	$(79)	$1,092	$(63)
Non-U.S. public finance	1,507	(22)	1,732	(30)
U.S. structured finance	1,035	(49)	1,233	(57)
Non-U.S. structured finance	133	(5)	129	(6)
Total	$3,795	$(155)	$4,186	$(156)
____________________
(1)    Expected recoveries were $5 million as of December 31, 2019 and $2 million as of December 31, 2018.

(2)	Prior year presentation has been conformed to the current year's presentation.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2019		As of December 31, 2018
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$961	25.3%	$1,041	24.9%
AA	1,492	39.3%	1,628	38.9%
A	525	13.8%	608	14.5%
BBB	707	18.7%	776	18.5%
BIG (1)	110	2.9%	133	3.2%
Credit derivative net par outstanding	$3,795	100.0%	$4,186	100.0%
____________________

(1)	All BIG credit derivatives are U.S. RMBS transactions.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gains (Losses)

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Realized gains on credit derivatives	$5	$5	$7
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(12)	(4)	(1)
Realized gains (losses) and other settlements	(7)	1	6
Net unrealized gains (losses)	—	94	65
Net change in fair value of credit derivatives	$(7)	$95	$71

During 2019, non-credit impairment fair value gains were de minimis, primarily because the benefit of price improvements on certain underlying collateral was offset by unrealized fair value losses resulting from wider implied net spreads. Such wider implied net spreads were driven by the decreased market cost to buy protection in AGC’s name during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased, the implied spreads that the Company would expect to receive on these transactions increased. Realized losses and other settlements for 2019 were primarily due to payments related to various U.S. structured finance transactions.

During 2018, non-credit impairment fair value gains were primarily generated by CDS terminations, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. In addition, unrealized fair value gains were generated by the increase in credit given to the primary insurer on one of the Company's second-to-pay CDS policies during the period. The unrealized fair value gains were partially offset by unrealized fair value losses resulting from wider implied net spreads driven by the decreased cost to buy protection in AGC’s name, as the market cost of AGC’s credit protection decreased during the period.

During 2017, non-credit impairment fair value gains were primarily generated by CDS terminations, run-off of net par outstanding, and price improvements on the underlying collateral of the Company’s CDS. The majority of the CDS transactions that were terminated were as a result of settlement agreements with several CDS counterparties. During 2017, the cost to buy protection in AGC’s name, specifically the five-year CDS spread, did not change materially during the period, and therefore did not have a material impact on the Company’s unrealized fair value gains and losses on CDS.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC (in bps)

	As of December 31, 2019	As of December 31, 2018	As of December 31, 2017
Five-year CDS spread	41	110	163
One-year CDS spread	9	22	70

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC Credit Spread

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(218)	$(319)
Plus: Effect of AGC credit spread	63	163
Net fair value of credit derivatives	$(155)	$(156)

The fair value of CDS contracts at December 31, 2019, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wide credit spreads of certain underlying credits generally due to the long tenor of these credits.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation with one counterparty for $180 million in CDS gross par insured by the Company requires the Company to post collateral, subject to a $180 million cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. As of December 31, 2019, AGC did not have to post collateral to satisfy these requirements.

11.    Variable Interest Entities

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements. In the case of FG VIEs the effects of the financial guaranty insurance contracts issued by AGC is eliminated.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and continuously reconsiders the conclusion at each reporting date. In determining whether it is the primary beneficiary, the Company evaluates its direct and indirect interests in the VIE. The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations guaranteed by its insurance subsidiaries. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, AGC, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGC additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGC typically is not deemed to control a VIE; however, once a trigger event occurs, AGC's control of the VIE typically increases. AGC continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGC and, accordingly, where AGC is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGC is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to AGC's financial guaranty contracts. If the protective rights that could make AGC the control party have not been triggered, then the VIE is not consolidated. If AGC is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs’ activities. The Company records the fair value of FG VIEs’ assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "other income" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in ISCR which is now separately presented in OCI, effective January 1, 2018. The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit. Interest income and interest expense are derived from the trustee reports and also included in “other income.” The Company has elected the fair value option for assets and liabilities classified as FG VIEs’ assets and liabilities because the carrying amount transition method was not practical.

Consolidated FG VIEs

As of December 31, 2019 and December 31, 2018, the Company consolidated six and eight FG VIEs, respectively. During 2019 two FG VIEs matured. There were no new consolidations or deconsolidations for the periods presented.

The change in the ISCR of the FG VIEs’ assets held as of December 31, 2019 that was recorded in the consolidated statements of operations for 2019 were gains of $10 million. The change in the ISCR of the FG VIEs’ assets was a gain of $3 million for 2018 and a gain of $6 million in 2017. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$29	$43
FG VIEs’ liabilities with recourse	4	8
FG VIEs’ liabilities without recourse	1	1
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	7	12
Unpaid principal for FG VIEs’ liabilities with recourse (1)	51	115
____________________

(1)	FG VIEs’ liabilities with recourse will mature at various dates ranging from 2023 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2019		As of December 31, 2018
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$18	$17	$20	$18
U.S. RMBS second lien	30	30	28	36
Manufactured housing	—	—	52	54
Total with recourse	48	47	100	108
Without recourse	1	1	1	1
Total	$49	$48	$101	$109

Effect of Consolidation of FG VIEs

The effects on the statements of operations and financial condition of consolidating FG VIEs include (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities as a financing activity as opposed to an operating activity of AGC.

Effect of Consolidating FG VIEs
on the Consolidated Balance Sheets
Increase (Decrease)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Assets
Fixed maturity securities and short-term investments	$(7)	$(6)
Premiums receivable, net of commissions payable	(4)	(5)
Salvage and subrogation recoverable	(5)	—
Deferred tax assets, net	2	2
FG VIEs’ assets, at fair value	49	101
Total assets	$35	$92
Liabilities and shareholder’s equity
Unearned premium reserve	$(4)	$(6)
Loss and LAE reserve	(3)	(3)
FG VIEs’ liabilities with recourse, at fair value	47	108
FG VIEs’ liabilities without recourse, at fair value	1	1
Total liabilities	41	100

Retained earnings	(1)	(4)
Accumulated other comprehensive income	(5)	(4)
Total shareholder’s equity	(6)	(8)
Total liabilities and shareholder’s equity	$35	$92

Effect of Consolidating FG VIEs
on the Consolidated Statements of Operations
Increase (Decrease)

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Net earned premiums	$(1)	$(1)	$(1)
Net investment income	—	(1)	(1)
Fair value gains (losses) on FG VIEs (1)	10	4	6
Loss and LAE	(5)	(5)	(1)
Effect on income before tax	4	(3)	3
Less: Tax provision (benefit)	1	(1)	2
Effect on net income (loss)	$3	$(2)	$1
 ____________________

(1)
See consolidated statements of comprehensive income and Note 18, Shareholder's Equity, for information on changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk.

Effect of Consolidating FG VIEs
on Consolidated Statements of Cash Flows
Inflows (Outflows)

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Effect on cash flows from operating activities	$—	$2	$3
Effect on cash flows from investing activities	65	22	27
Effect on cash flows from financing activities	(65)	(24)	(30)
Total effect on cash flows	$—	$—	$—

For 2019, the fair value gains on FG VIEs were attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets. For 2018 and 2017, the primary driver of the gain in fair value of FG VIEs’ assets and FG VIEs’ liabilities was an increase in the value of the FG VIEs’ assets resulting from improvement in the underlying collateral.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIEs’ assets and FG VIEs’ liabilities. The largest of these VIEs had assets of $91 million and liabilities of $12 million as of December 31, 2019 and assets of $87 million and liabilities of $21 million as of December 31, 2018, primarily recorded in the investment portfolio and credit derivative liabilities on the consolidated balance sheets.

Non-Consolidated VIEs

As described in Note 4, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately three thousand policies monitored as of December 31, 2019, approximately one thousand policies are not within the scope of Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of December 31, 2019 and 2018, the Company identified 82 and 99 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 6 and 8 FG VIEs as of December 31, 2019 and December 31, 2018, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 4, Outstanding Exposure.

12.     Investments in MAC Holdings and AGAS

Accounting Policy

The Company accounts for its investment in MAC Holdings and AGAS using the equity method. The Company classifies distributions received from equity method investees using the cumulative earnings approach. Distributions received are considered returns on investment and classified as cash inflows from operating activities, unless the investor’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the investor. When such an excess occurs, the current-period distribution up to this excess should be considered a return of investment and classified as cash inflows from investing activities.

Summarized Financial Information

The table below presents summarized financial information for MAC Holdings and AGAS as of and for the periods ended December 31, 2019, 2018 and 2017. AGC owns approximately 39% of the outstanding MAC Holdings common stock and 35% interest in AGAS.

Balance Sheet Data

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Total assets
MAC Holdings	$680	$765
AGAS	499	—
Total liabilities
MAC Holdings	150	190
AGAS	—	—

Statement of Operations Data

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Total revenues
MAC Holdings	$74	$84	$121
AGAS	1	—	—
Net income (loss)
MAC Holdings	48	61	82
AGAS	(1)	—	—

The table below presents summarized distributions for MAC and MAC Holdings and initial capitalization of AGAS.

Distributions and Capital Contributions

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Dividends paid by MAC Holdings to AGC	$31	$11	$42
Return of capital from MAC Holdings to AGC	10	—	70
Investment in AGAS	(175)	—	—

13.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of December 31,
	2019	2018
	(in millions)
Deferred tax assets (liabilities)	$65	$96
Current tax assets (liabilities)	2	(3)
____________________

(1)	Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets

	As of December 31,
	2019	2018
	(in millions)
Deferred tax assets:
Net operating loss	$102	$103
Unearned premium reserves, net	69	71
Foreign tax credit	13	13
Other	13	17
Total deferred income tax assets	197	204
Deferred tax liabilities:
Loss and LAE reserve	61	33
Unrealized appreciation on investments	28	25
Market discount	4	17
Other	26	20
Total deferred income tax liabilities	119	95
Less: Valuation allowance	13	13
Net deferred income tax asset	$65	$96

Valuation Allowance

The Company has $13 million of foreign tax credit (FTCs) carryovers from previous acquisitions for use against regular tax in future years. FTCs will begin to expire in 2020 and will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTCs will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining net deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

The effective tax rates reflect the proportion of income recognized by AGC and each of its operating subsidiaries, with AGC taxed at the U.S. marginal corporate income tax rate of 21% in 2019 and 2018 and 35% in 2017. AGUK was taxed at the U.K. blended marginal corporate tax rate of 19.25% in 2017. On January 10, 2017, AGC purchased MBIA UK, a U.K. based insurance company and on June 26, 2017, AGC sold its foreign subsidiaries to AGM. MBIA UK continued to file its tax returns in the U.K. as a separate entity for the period prior to its merger with AGE UK on November 7, 2018. For additional information, see Note 1, Business and Basis of Presentation and Note 2, Assumption of Insured Portfolio and Business Combinations. For periods subsequent to April 1, 2017, the U.K. tax rate has been reduced to 19%.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Expected tax provision (benefit)	$32	$57	$146
Tax-exempt interest	(7)	(7)	(14)
Bargain purchase gain	—	—	(20)
Change in liability for uncertain tax positions	(2)	(2)	(22)
Taxes on reinsurance	(2)	1	(1)
Effect of adjustments to the provisional amount as a result of the Tax Act	—	39	42
Other	(2)	—	(1)
Total provision (benefit) for income taxes	$19	$88	$130
Effective tax rate	12.4%	32.4%	31.2%

The expected tax provision (benefits) is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Effect of the 2017 Tax Cuts and Jobs Act

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (Tax Act) was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21%, implementation of a territorial tax system and imposition of a tax on deemed repatriated earnings of non-U.S. subsidiaries. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances and the one-time transition tax. The Company recognized a provisional income tax expense of $42 million, which was included as a component of income tax expense from continuing operations in 2017. During 2018, the Company recorded an adjustment to the provisional amount with a $39 million tax expense as a component of income tax expense from continuing operations resulting from adjustments made to the write-down of existing deferred tax balances. As of December 31, 2018, the accounting for the income tax effects of the Tax Act have been completed and the total net impact resulting from the Tax Act is an expense of $81 million.

Deferred Tax Assets and Liabilities

The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future. The provisional amount recorded due to the remeasurement of the deferred tax balance was an income tax expense of $48 million. As a result of adjustments identified from filing the 2017 tax return, the total remeasurement of the deferred tax balance resulting from the Tax Act is an income tax expense of $87 million.

Foreign Tax Effects

The one-time transition tax is based on total post-1986 earnings and profits for previously deferred U.S. income taxes. The Company recorded a provisional amount for realizable FTCs due to the one-time transition tax liability, resulting in a decrease in income tax expense of $6 million. No adjustments were identified from filing the 2017 tax return and as such, the total impact to the transition tax resulting from the Tax Act is an income tax benefit of $6 million.

The table below summarizes the impact of the Tax Act on the consolidated statements of operations.

Summary of the Tax Act Effect

	Year Ended December 31,
	2018	2017
	(in millions)
Foreign tax credit realized	$—	$(6)
Net impact of repatriation	—	(6)
Write down of deferred tax asset due to tax rate change	39	48
Net impact of Tax Act	$39	$42

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions.

	2019	2018	2017
	(in millions)
Beginning of year	$4	$6	$25
Effect of provision to tax return filing adjustments	—	—	2
Increase in unrecognized tax positions as a result of position taken during the current period	—	—	1
Decrease in unrecognized tax positions as a result of settlement of positions taken during the prior period	—	—	(22)
Reductions to unrecognized tax benefits as a result of the applicable statute of limitations	(2)	(2)	—
Balance as of December 31,	$2	$4	$6

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.2 million for the full year 2019, $0.3 million for the full year 2018 and $0.5 million for the full year 2017. As of December 31, 2019 and December 31, 2018, the Company has accrued $0.3 million and $0.5 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of December 31, 2019 and December 31, 2018 that would affect the effective tax rate, if recognized, was $2.2 million and $4.7 million, respectively.

Audits

As of December 31, 2019, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2016 to present and is currently under audit for the 2016 tax year. It is expected that the audit will close in 2020 and, depending on the final outcome, reserves for uncertain tax positions may be released. In December 2016, the IRS issued a Revenue Agent Report, for the 2009 - 2012 audit period, which did not identify any material adjustments that were not already accounted for in prior periods. In April 2017, the Company received a final letter from the IRS to close the audit with no additional findings or changes, and as a result the Company released previously recorded uncertain tax position reserves and accrued interest of approximately $25 million in second quarter 2017. The 2013 and 2014 tax years closed in 2018. The 2015 tax year closed in 2019. CIFGNA, which was acquired by AGC during 2016, is not currently under examination and has open tax years of 2016 to the date of acquisition.

14.	Insurance Company Regulatory Requirements

The following table summarizes the policyholder's surplus and net income amounts reported to the Maryland Insurance Administration (MIA) for AGC. The discussion that follows describes the basis of accounting and differences to U.S. GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2019	2018	2019	2018	2017
	(in millions)
AGC (1)	$1,775	$1,793	$226	$(5)	$219
____________________

(1)	As of December 31, 2019 and 2018, policyholders' surplus is net of contingency reserves of $546 million and $550 million, respectively.

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the MIA. Prescribed statutory accounting practices are set forth in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the statutory accounting practices listed below.

•
Upfront premiums are earned upon expiration of risk rather than earned over the expected period of coverage. Premium earnings are accelerated when transactions are economically defeased, rather than legally defeased.

•	Acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned.

•	A contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP.

•	Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP.

•	Investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent.

•
Admitted deferred tax assets are subject to an adjusted surplus threshold and subject to a limitation calculated in accordance with Statutory Accounting Principles, or SAP. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

•	Insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value.

•	Bonds are generally carried at amortized cost rather than fair value.

•
Insured obligations of VIEs, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs and refinancing vehicles are consolidated and any transactions with the Company are eliminated.

•
Surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than as liabilities with periodic accrual of interest.

•	Acquisitions are accounted for as either statutory purchases or statutory mergers, rather than under the purchase method under GAAP.

•
Losses are discounted at tax equivalent yields, and recorded when the loss is deemed probable and without consideration of the deferred premium revenue. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue.

•	The present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

Dividend Restrictions and Capital Requirements

Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2020 for AGC to distribute as ordinary dividends is approximately $166 million. Of such $166 million, approximately $85 million was available and distributed in the first quarter of 2020.

Dividends and Return of Capital

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Dividends paid by AGC to AGUS	$123	$133	$107
Repurchase of common stock by AGC from AGUS (1)	100	200	—
____________________

(1)
Represents repurchase of 2,220 and 4,441 of AGC's shares in 2019 and 2018, respectively. Pursuant to an amendment to AGC's Charter, the par value of AGC's remaining shares of common stock issued and outstanding was increased in order to maintain AGC's total common stock at or above $15 million as is required under the laws of the various jurisdictions for the Company to be licensed as a financial guaranty insurer. See Note 18, Shareholder's Equity, for the accounting policy for share repurchases.

See Note 12, Investment in MAC Holdings and AGAS, for information on MAC's dividends.

15.	Related Party Transactions

Guaranties or Contingencies for Related Parties

AGC had issued financial guaranty policies guaranteeing the obligations of its affiliate, AG Financial Products Inc. (AGFP), to various third‑party beneficiaries under credit default swap agreements. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

Reinsurance and Support Agreements

AGC’s Support Agreements in Respect of AGUK

Prior to the Combination, which became effective as of November 7, 2018, AGC provided support to AGUK through a Further Amended and Restated quota share reinsurance agreement (the AGC Quota Share Agreement), a Further Amended and Restated excess of loss reinsurance agreement (the AGC XOL Agreement), and a Further Amended and Restated net worth maintenance agreement (the AGUK Net Worth Agreement). The latter two agreements were terminated effective upon the Combination because AGUK’s legacy policies became part of AGE UK's portfolio upon the Combination and, therefore, are now covered by the excess of loss portion of the new reinsurance agreement that was put in place upon the Combination between AGE UK and its parent, AGM (the new AGM Reinsurance Agreement) and a net worth maintenance agreement that was similarly put in place between AGE UK and AGM upon the Combination. The AGC Quota Share Agreement, pursuant to which AGC provided 90% quota share reinsurance of AGUK’s legacy policies, was also terminated upon the Combination, but it was replaced with a new quota share reinsurance agreement between AGE UK and AGC (the New AGC Reinsurance Agreement). This new agreement preserves AGC’s 90% quota share reinsurance of the legacy AGUK policies that are now part of AGE UK’s portfolio, but it has no application to new business written by AGE UK following the Combination. The new AGC Reinsurance Agreement also imposes a new collateral requirement on AGC pursuant to which AGC’s required collateral is 102% of the sum of AGC’s assumed share of the following for AGE UK policies for which AGC provides proportionate reinsurance (and has not otherwise mitigated through bond purchases): (a) AGE UK ’s unearned premium reserve (net of AGE UK’s reinsurance premium payable to AGM); (b) AGE UK’s provisions for unpaid losses and allocated LAE (net of any salvage recoverable), and (c) any unexpired risk provisions of AGE UK, in each case (a) - (c) as calculated by AGE UK in accordance with U.K. GAAP. AGC continues also to post as collateral its share of two AGE UK-guaranteed (formerly, pre-Combination, AGUK-guaranteed) triple-X insurance bonds that have been purchased by AGC for loss mitigation (as AGC had similarly done under the prior AGC Quota Share Agreement). This new collateral measure did not materially change AGC’s required collateral from its amount prior to the Combination, which was based, in part, on the assumed losses expected to borne by AGC at the 99.5% confidence interval under AGE UK’s internal capital requirement model.

The MIA approved the termination of the prior AGC XOL Agreement, AGUK Net Worth Agreement and the AGC Quota Share Agreement and the replacement of the latter with the New AGC Reinsurance Agreement.

Management, Service Contracts or Cost Sharing Arrangements

The Company and various of its affiliates are parties to the Second Amended and Restated Service Agreement, effective as of January 1, 2017 (as amended, the Group Service Agreement).  The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for all U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. Under the Group Service Agreement, AG Services' employees make available to its Bermuda, U.S. and U.K. affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company makes available to its affiliates the use of certain equipment and office space leased by its New York affiliate, AGM. Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses. The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

In the first quarter of 2017, the Company’s parent, AGUS, formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) the Company transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the Group Service Agreement was amended and restated to replace the Company with AG Services as the payroll company and service provider under the agreement.  Such amended and restated agreement is substantially identical to the Group Service Agreement except for a few changes primarily related to operational matters, including pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.

The transfer from AGC to AG Services of $12 million in net assets related to benefit, retirement and health plans was recorded as a deemed dividend in the 2017 consolidated financial statements.

The following table summarizes the allocated expenses from affiliate companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Affiliated companies:
AG Services	$47	$43	$44
AGL	1	2	2
Other	—	—	2
Total	$48	$45	$48

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2019	2018
	(in millions)
Affiliated companies:
AG Services	$(19)	$(19)
AGL	(1)	(1)
AGM	1	3
MAC	1	—
Total	$(18)	$(17)

Note Payable to Affiliate

See Note 17, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

The Company cedes business to and assumes from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2019			2018
	AGM and AGE UK	AGRe	MAC	AGM and AGE UK	AGRe	MAC
	(in millions)
Assets:
Premiums receivable, net of commissions payable	$21	$—	$—	$29	$—	$—
Ceded unearned premium reserve	—	184	32	—	165	53
Reinsurance recoverable on unpaid losses	—	124	—	—	171	—
Salvage and subrogation recoverable	47	—	—	35	—	—
Assumed funds held (1)	12	—	—	15	—	—
Net credit derivative assets (1)	—	28	—	—	26	—
Liabilities:
Unearned premium reserve	93	—	—	121	—	—
Loss and loss adjustment expense reserve	40	—	—	27	—	—
Reinsurance balances payable, net	—	128	—	—	86	—
Ceded funds held (2)	—	15	—	—	15	—
Deferred ceding commissions (2)	(11)	53	—	(15)	48	—
Other information:
Assumed par outstanding	3,151	—	—	3,216	—	—
Ceded par outstanding	—	9,838	3,270	—	12,815	8,353
____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Revenues:
Net earned premiums
AG Re	$(31)	$(41)	$(43)
AGM and AGE UK	16	28	27
MAC	(21)	(28)	(39)
Net change in fair value of credit derivatives
AG Re	2	11	(12)
AGFP	2	3	3
Other income
AG Re	—	1	—
AGM and AGE UK	1	(1)	1
Expenses:
Loss and LAE (recoveries)
AG Re	(23)	4	71
AGM and AGE UK	13	13	9
MAC	—	1	(1)
Other expenses
AG Re	(9)	(12)	(12)
AGM and AGE UK	—	1	1

Loan Receivable from Parent

Accounting Policy

The loan receivable from parent was recorded at its principal amounts. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On October 1, 2019 AGC made a 10 year, 3.5% interest rate inter-company loan to AGUS totaling $87.5 million to fund the BlueMountain Acquisition and the related capital contributions. See Note 1, Business and Basis of Presentation, for additional information. The Company recognized $1 million of interest income in the year ended December 31, 2019. Interest will be payable by AGUS annually in arrears on each anniversary of the note, commencing on October 1, 2020. Interest will accrue daily and be computed on a basis of a 360 day year from October 1, 2019 until the date on which the principal amount is paid in full. AGUS will pay 20% of the original principal amount of each note on the sixth, seventh, eighth, and ninth anniversaries. The remaining 20% of the original principal amount and all accrued and unpaid interest will be paid on the maturity date. AGUS has the right to prepay the principal amount of the notes in whole or in part at any time, or from time to time, without payment of any premium or penalty.

16.	Commitments and Contingencies

Leases

The Company occupies office space that is leased by AGM and is allocated a portion of such rent expense. The Company's proportionate share of rent expense recognized in 2019, 2018 and 2017 was $2.0 million, $1.8 million and $0.2 million, respectively.

AGM leases and occupies approximately 103,500 square feet in New York City through 2032. Subject to certain conditions, AGM has an option to renew the lease for five years at a fair market rent.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 4, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $25 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. At the suggestion of the court, LBIE and AGFP engaged in mediation of the matter in April 2019, but the mediation was unsuccessful. The trial, originally scheduled for March 9, 2020, has been postponed due to the Coronavirus.

17.	Note Payable to Affiliate and Credit Facilities

Accounting Policy

The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 3.5% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA. AGC has paid all scheduled due and accrued interest on the surplus note since issuance.

Committed Capital Securities

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGC access to new equity capital at its sole discretion through the exercise of the put options. Upon AGC's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGC preferred stock as applicable. AGC may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGC continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2008, the amounts paid on the CCS were established through an auction process. All of those auctions failed in 2008, and the rates paid on the CCS increased to their maximum. The annualized rate on the AGC CCS is one-month LIBOR plus 250 bps.

See Note 8, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

18.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2018	$64	$79	$(4)	$139
Other comprehensive income (loss) before reclassifications	80	(46)	(1)	33
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	9	(1)	—	8
Net investment income	2	13	—	15
Fair value gains (losses) on FG VIEs	—	—	(2)	(2)
Tax (provision) benefit	(3)	(2)	—	(5)
Total amount reclassified from AOCI, net of tax	8	10	(2)	16
Net current period other comprehensive income (loss)	72	(56)	1	17
Balance, December 31, 2019	$136	$23	$(3)	$156

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2017	$124	$84	$—	$208
Effect of adoption of ASU 2016-01 (1)	—	—	(5)	(5)
Other comprehensive income (loss) before reclassifications	(61)	(8)	—	(69)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	(4)	—	(5)
Fair value gains (losses) on FG VIEs	—	—	(2)	(2)
Tax (provision) benefit	—	1	1	2
Total amount reclassified from AOCI, net of tax	(1)	(3)	(1)	(5)
Net current period other comprehensive income (loss)	(60)	(5)	1	(64)
Balance, December 31, 2018	$64	$79	$(4)	$139
____________________

(1)
On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in a cumulative-effect reclassification of a $5 million loss, net of tax, from retained earnings to AOCI.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2017

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2016	$76	$26	$(37)	$65
Reclassification of stranded tax effects (2)	13	15	—	28
Other comprehensive income (loss) before reclassifications	61	39	11	111
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	45	(6)	—	39
Net investment income	26	—	—	26
Other income (loss)	—	—	(14)	(14)
Tax (provision) benefit	(25)	2	5	(18)
Total amount reclassified from AOCI, net of tax	46	(4)	(9)	33
Net current period other comprehensive income (loss)	15	43	20	78
Sale of the European Subsidiaries to affiliate (see Note 1)	20	—	17	37
Balance, December 31, 2017	$124	$84	$—	$208
____________________

(2)
Represents a reclassification from AOCI to retained earnings as a result of adopting ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Comprehensive Income.

Share Repurchases

Accounting Policy

The Company records share repurchases as a reduction to common stock and additional paid-in capital. Once additional paid-in capital has been exhausted, share repurchases are recorded as a reduction to common stock and retained earnings.

19.    Subsequent Events

Subsequent events have been considered and disclosed if material through March 30, 2020, the date on which these financial statements were issued.

A novel coronavirus emerged in Wuhan, China in late 2019 and began to spread beyond China in early 2020. The virus is highly infectious and causes a coronavirus disease, COVID-19, that can be fatal. COVID-19 has been declared a pandemic by the World Health Organization, and its emergence and reactions to it, including various shelter-in-place and similar orders, are having a profound effect on the global economy and financial markets. The Company is evaluating the potential impact of COVID-19 and related developments, including developments in the global economy and financial markets and evolving governmental and private responses to the crisis, on its business and operations.

The Company began operating remotely on March 16, 2020, in accordance with its business continuity plan, and is providing the services and communications it normally would. The Company believes its business model, supported by statutorily required capital and reserves and a liquid investment portfolio, is designed with global economic disruptions in mind. If an insured issuer defaults, the Company is obligated to pay only any shortfall in principal and interest on scheduled debt service payment dates; the Company's insurance policies generally forbid acceleration of the Company's obligation to make principal or interest payments on bonds the Company insures without its consent.